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Exhibit 4.2

Corporate Office 135 Queens Plate Drive, Suite 300 Toronto, Ontario M9W 6V1

 BFI CANADA LTD.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 2009

        NOTICE IS HEREBY GIVEN that the annual meeting (the "Meeting") of the holders of common shares (the "Shares") and the special voting shares (the "Special Shares", and together with the Shares, the "Voting Shares") (collectively, the "Voting Shareholders") of BFI Canada Ltd. (the "Corporation") will be held at The Toronto Board of Trade at 1 First Canadian Place, Toronto, Ontario on April 30, 2009 at 2:00 p.m., Toronto time, for the following purposes:

  (a)
  to receive the financial statements of the Corporation for the period ended December 31, 2008 and the report of the auditors thereon;

  (b)
  to appoint auditors and to authorize the directors to fix the remuneration of the auditors;

  (c)
  to elect the directors; and

  (d)
  to transact such other business as may properly come before the Meeting and any and all adjournments thereof.

        A management information circular and form of proxy accompany this Notice.

DATED at Toronto, Ontario, this 23rd day of March, 2009.

BY ORDER OF THE BOARD OF DIRECTORS
"William Chyfetz"
WILLIAM CHYFETZ
Vice President, General Counsel and Secretary

        If you are a Voting Shareholder and you are unable to attend the Meeting in person, you are requested to date, sign and return the enclosed form of proxy in the envelope provided for that purpose to Computershare Investor Services Inc. so as to arrive not later than 2:00 p.m. (Toronto time) on April 28, 2009 or, if the Meeting is adjourned, 48 hours (excluding weekends and holidays) before any reconvened meeting. The enclosed form of proxy may be returned by facsimile to 1-866-249-7775 or by mail (a) in the enclosed envelope, or (b) in an envelope addressed to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. Only Voting Shareholders of record at the close of business on March 23, 2009 will be entitled to vote at the Meeting or any adjournment thereof.

BFI CANADA LTD.
135 Queens Plate Drive, Suite 300
Toronto, Ontario
M9W 6V1

MANAGEMENT INFORMATION CIRCULAR
DATED MARCH 23, 2009

THE CORPORATION

        BFI Canada Ltd. (the "Corporation") is the successor to BFI Canada Income Fund, or the Fund, following the completion of the conversion of the Fund to a corporate structure by way of a court-approved plan of arrangement under the Business Corporations Act (Ontario) on October 1, 2008, which we refer to in this circular as the "Conversion". In connection with the Conversion, securityholders of the Fund received common shares (the "Shares") of the Corporation in exchange for ordinary trust units (the "Units") of the Fund, and 11,137,744 special voting shares (the "Special Shares") were issued to IESI Corporation, the former holder of the Fund's Class A Unit that carried indirect voting rights for the BFI Canada Group's retained interest holders. As a result of the Conversion, the Corporation owns, directly or indirectly, the businesses and companies formerly controlled by the Fund.

        The Corporation did not carry on any active business prior to the Conversion, other than executing the arrangement agreement pursuant to which the Conversion was implemented. The board of directors and senior management of the Corporation is comprised of the former members of the board of trustees of the Fund and senior management of its wholly-owned subsidiaries, IESI Holdings Inc. ("IESI Holdings"), Ridge Landfill Trust, BFI Canada Inc., IESI Corporation ("IESI") and their respective subsidiaries, or, collectively, the BFI Canada Group. The head and principal office of the Corporation is located at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

PROXY SOLICITATION AND VOTING AT THE MEETING

Solicitation of Proxies

        This management information circular (the "Circular") is furnished in connection with the solicitation of proxies by the Directors of the Corporation from registered owners of the Shares and Special Shares (together with the Shares, the "Voting Shares") of the Corporation for use at the annual meeting (the "Meeting") of holders of Voting Shares ("Voting Shareholders") of the Corporation to be held on April 30, 2009 at The Toronto Board of Trade at 1 First Canadian Place, Toronto, Ontario at 2:00 p.m., and at any adjournment thereof, for the purposes set forth in the notice of Meeting. Proxies will be solicited primarily by mail and may also be solicited personally by the Corporation or its subsidiaries at nominal cost. The cost of such solicitation will be borne by the Corporation.

Appointment of Proxies

        The persons named in the enclosed form of proxy are Directors of the Corporation. A Voting Shareholder who wishes to appoint some other person to represent such Voting Shareholder at the Meeting may do so by inserting such person's name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such other person need not be a Voting Shareholder of the Corporation.

        To be valid, proxies must be returned to Computershare Investor Services Inc. so as to arrive not later than 2:00 p.m. (Toronto time) on April 28, 2009 or, if the Meeting is adjourned, 48 hours (excluding weekends and holidays) before any reconvened meeting. Proxies may be returned by facsimile to 1-866-249-7775 or by mail

(a) in the enclosed envelope, or (b) in an envelope addressed to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

Voting of Shares — Advice to Non-Registered Holders

        Only registered holders of Voting Shares or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Voting Shares of the Corporation beneficially owned by a person (a "Non-Registered Holder") are registered either: (i) in the name of an intermediary (an "Intermediary") with whom the Non-Registered Holder deals in respect of the Voting Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. ("CDS")) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101, the Corporation will have distributed copies of the notice, this Circular and the form of proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

        Intermediaries are required to forward the Meeting Materials to Non-Registered Holders. Non-Registered Holders will be given, in substitution for the proxy otherwise contained in proxy-related materials, a request for voting instructions (the "Voting Instructions Form") which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary, will constitute voting instructions which the Intermediary must follow.

        The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Voting Shares of the Corporation they beneficially own. Should a Non-Registered Holder who receives the Voting Instructions Form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should so indicate in the place provided for that purpose in the Voting Instructions Form and a form of legal proxy will be sent to the Non-Registered Holder. In any event, Non-Registered Holders should carefully follow the instructions of their Intermediary set out in the Voting Instructions Form.

Revocation of Proxies

        A registered Voting Shareholder who has given a proxy may revoke the proxy (a) by completing and signing a proxy bearing a later date and returning it to Computershare Investor Services Inc. in the manner and so as to arrive as described above, (b) by depositing an instrument in writing executed by the Voting Shareholder or by the Voting Shareholder's attorney authorized in writing (i) at the head office of the Corporation at any time up to and including the last business day preceding the date of the Meeting, or any reconvened meeting, at which the proxy is to be used, or (ii) with the Chairperson of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment or postponement thereof, or (c) in any other manner permitted by law.

Voting of Proxies

        The persons named in the accompanying form of proxy will vote or withhold from voting the Voting Shares in respect of which they are appointed in accordance with the direction of the Voting Shareholder appointing them, and if the Voting Shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted FOR the appointment of the auditors and the authorization of the Directors to fix the remuneration of the auditors and FOR the election of the nominees named herein as Directors, all as set out in this Circular. The enclosed form of proxy also confers discretionary authority upon the persons named therein to vote with respect to amendments or variations to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of the printing of this Circular, the Directors know of no such amendments, variations or other matters to come before the Meeting. However, if any such amendment, variation or other matter properly comes before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment.

 VOTING SHARES AND THE RETAINED INTEREST

        On March 23, 2009, the Corporation had outstanding 66,068,637 Shares and 11,137,744 Special Shares. Each holder of Voting Shares of record at the close of business on March 23, 2009, the record date established for notice of the Meeting, will be entitled to vote on all matters proposed to come before the Meeting (subject to certain restrictions with respect to the election of Directors described below), even though such Voting Shareholder has since that date disposed of its Voting Shares. No Voting Shareholder who acquires Voting Shares after the record date shall be entitled to vote at the Meeting or any adjournment thereof.

        Pursuant to the Conversion, the Corporation issued the Special Shares to IESI for the benefit of the holders of the Participating Preferred Shares (as defined below). The Special Shares entitle the holder to exercise voting and other rights as shareholder of the Corporation as though the holder held the number of Shares that would be owned by the holders of the Participating Preferred Shares assuming the exercise in full of the IESI Exchange Rights (as defined below).

        In particular, the Special Shares enable the holder to vote on all matters at any meeting (including resolutions in writing) of Voting Shareholders on the basis of one vote for each Share for which the Participating Preferred Shares are exchangeable, other than with respect to the election of Directors. So long as the holder of the Special Shares is entitled to designate at least one Director of the Corporation, all votes attaching to the Special Shares and any Shares held by holders of the Participating Preferred Shares shall be deemed to be voted in favour of the Directors nominated for election by the Corporation's Governance and Nominating Committee, subject to certain conditions under the Amended and Restated Securityholders' Agreement (as defined below) and the Transaction Agreement (as defined below). Accordingly, the holder of the Special Shares will be entitled to cast 11,137,744 votes on all matters presented to the Voting Shareholders at the Meeting, subject to the foregoing restriction with respect to the election of Directors, based on the number of Shares issuable to the Retained Interest Holders as at March 23, 2009, the record date for the Meeting.

        Holders of Shares (the "Shareholders") will be entitled to cast one vote for each Share held of record as at March 23, 2009, the record date for the Meeting, on any matters presented to the Voting Shareholders at the Meeting.

Amended and Restated Securityholders' Agreement

        On November 28, 2004, the Fund, certain of its affiliates and IESI entered into an agreement (the "Transaction Agreement"), which provided for, among other things, the combination of the business carried on by BFI Canada Holdings Inc. ("BFI Canada Holdings") and its direct and indirect subsidiaries with the business carried on by IESI and its direct and indirect subsidiaries (the "Transaction"). Following the completion of the Transaction on January 21, 2005, the Fund indirectly owned all of the outstanding common shares of BFI Canada Holdings and IESI, the holding companies for the combined business of the Fund's Canadian and U.S. operations, respectively, and IESI acquired the Class A Unit of the Fund. Also, upon the completion of the Transaction, the former equity investors in IESI (the "Retained Interest Holders") were issued participating preferred shares of IESI (the "Participating Preferred Shares"). The Participating Preferred Shares were indirectly exchangeable for Units (the "IESI Exchange Rights") pursuant to a securityholders' agreement dated January 21, 2005 between the Fund, 4264126 Canada Limited (a predecessor of IESI Holdings) and IESI, as trustee on behalf of the Retained Interest Holders (the "Securityholders' Agreement"). In connection with the Conversion, on October 1, 2008, the Class A Unit of the Fund was redeemed and the Participating Preferred Shares became exercisable for Shares of the Corporation rather than Units of the Fund.

        Upon the completion of the Conversion, certain existing governance rights of the Retained Interest Holders were modified, so that they are exercised in respect of the Corporation rather than the Fund and IESI Holdings. These rights are substantially unchanged from the governance rights of the Fund prior to the Conversion, and are set out in the amended and restated securityholders' agreement dated October 1, 2008 (the "Amended and Restated Securityholders' Agreement") between the Corporation, IESI Holdings and IESI, as trustee on behalf of the Retained Interest Holders. The Amended and Restated Securityholders' Agreement sets out certain rules with respect to the governance of the Corporation and its subsidiaries and establishes the respective rights of their securityholders as to board representation, approval rights in respect of certain transactions, exchange rights and related matters.

        The Amended and Restated Securityholders' Agreement provides for the composition of the Corporation's board of directors and creates obligations for the parties to nominate and/or vote for the election of certain representatives to that board. The Amended and Restated Securityholders' Agreement also prescribes the establishment of specified committees of the board and their respective mandates, as well as the composition of those committees.

        The Amended and Restated Securityholders' Agreement provides for a seven member board of directors of the Corporation. The number of members of the board may not be changed so long as the Retained Interest Holders own at least 10% of the then-outstanding Shares (calculated on a fully diluted basis), including Shares that may be acquired upon exercise of the IESI Exchange Rights.

        The Retained Interest Holders' entitlement to designate members of the board of directors of the Corporation will depend on the number of Shares owned by the Retained Interest Holders, including Shares that may be acquired upon exercise of the IESI Exchange Rights. Of the seven members of the board, the number of members that may be designated by the Retained Interest Holders will be based on the following table:

Ownership Interest	Number of Members
20% or greater	2
Between 10% and 20%	1
Less than 10%	0

        As of March 23, 2009, the Retained Interest Holders have approximately a 14.4% ownership interest and would currently be entitled to designate one member of the board of directors under the Amended and Restated Securityholders' Agreement. The balance of the members of the board of directors will be elected by the holders of Shares, with the Governance and Nominating Committee proposing nominees to be elected.

        The member of the Corporation's board of directors who is designated by the Retained Interest Holders, through the holder of the Special Shares, will be appointed as a director in accordance with the Corporation's constating documents and will not be elected or subject to removal by holders of the Shares. The remaining members of the board of directors will be elected by the holders of the Shares to hold office until the next annual meeting of the Shareholders, and all votes attaching to the Special Shares and any Shares held by the Retained Interest Holders will be deemed to be voted in favour of the directors nominated for election by the Corporation's Governance and Nominating Committee.

        The Retained Interest Holders' rights to board representation will be determined annually in conjunction with the preparation of the Corporation's proxy solicitation materials and will remain effective until the next following annual general meeting of holders of Voting Shares notwithstanding any intervening change in their direct or indirect ownership interest (calculated as described above) in the relevant entities. To the extent that the Retained Interest Holders are no longer entitled to designate a member of the Corporation's board of directors, the number of members that will be elected by the holders of the Shares at the next annual meeting of the relevant entity will increase correspondingly.

PRINCIPAL SHAREHOLDERS

        To the knowledge of the directors and officers of the Corporation, the only persons or companies which as at March 23, 2009, beneficially own, directly or indirectly, or control or direct voting securities carrying more than 10% or more of the voting rights attached to any class of voting securities of the Corporation are the following:

Name	Number of Shares	Percentage of Class	Number of Special Shares	Percentage of Class	Percentage of all Voting Rights

IESI(1)	—	—	11,137,744	100%	14.4%

(1)
IESI represents the Retained Interest Holders as a group, through their indirect right to direct the voting of the Special Shares held by IESI. See "Voting Shares and the Retained Interest". TC Carting III, L.L.C. is one of the Retained Interest Holders and holds an aggregate of 10,906,195 Participating Preferred Shares, which are exchangeable for Shares on a one-for-one basis, representing 14% of the outstanding Shares on an as-converted basis.

MATTERS TO BE CONSIDERED AT THE MEETING

Financial Statements

        The consolidated financial statements of the Corporation for the period ended December 31, 2008, together with the auditors' report thereon, are contained in the 2008 Annual Report, which is available on SEDAR at www.sedar.com. The financial statements and auditors' report will be submitted to the Meeting, and receipt thereof at the Meeting will not constitute approval or disapproval of any matter referred to therein.

Appointment of Auditor

        It is proposed that the firm of Deloitte & Touche LLP, Chartered Accountants, be re-appointed as auditors of the Corporation, to hold office until the next annual meeting of the Voting Shareholders or until their successor is appointed, and that the Directors be authorized to fix the remuneration of the auditors. Deloitte & Touche LLP have been the auditors of the Corporation since its inception in 2008, and served as the auditors of the Fund since its inception in 2002.

        Proxies received in favour of management's nominees will be voted FOR the appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation and the authorization of the Directors to fix the remuneration of the auditors, unless the Voting Shareholder has specified in the proxy that such Voting Shareholder's Voting Shares are to be withheld from voting in respect thereof.

        Deloitte & Touche LLP billed the Corporation and its subsidiaries $1,599,744 and $1,250,491 for 2008 and 2007, respectively, for audit services; $94,410 and $96,482 for 2008 and 2007, respectively, for audit-related services (including accounting consultations and translation services); and $292,845 and $283,754 for 2008 and 2007, respectively, for tax compliance, tax advice and tax planning services.

Election of Directors of the Corporation

        As described above under "Voting Shares and the Retained Interest — Amended and Restated Securityholders' Agreement", the Amended and Restated Securityholders' Agreement provides for a seven-member Board of Directors. Mr. Daniel M. Dickinson, the member of the Board of Directors who is designated by the Retained Interest Holders, through the holder of the Special Shares, will be appointed as a Director in accordance with the Amended and Restated Securityholders' Agreement and will not be elected by Shareholders. The remaining members of the Board of Directors will be elected by the Voting Shareholders, with the votes of the holder of the Special Shares deemed to be cast in favor of the nominees named below.

        Proxies received in favour of management's nominees will be voted FOR the election of the nominees named below as Directors of the Corporation, unless the Voting Shareholder has specified in the proxy that such Voting Shares are to be withheld from voting in respect thereof. The Directors have no reason to believe that any of the nominees will be unable to serve as a Director of the Corporation but, if a nominee is for any reason unavailable to serve as such, proxies received in favour of management's nominees will be voted in favour of the remaining nominees and may be voted for a substitute nominee unless the Voting Shareholder has specified in the proxy that such Voting Shares are to be withheld from voting in respect of the election of Directors.

        Each Director elected will hold office until the next annual meeting or until he ceases to be a Director.

        The following table sets forth the names of and certain additional information for the persons proposed to be nominated for election as Directors:

Name and Municipality of Residence	Major Positions with the Corporation and Significant Affiliates	Principal Occupation	Ownership or Control Over Voting Shares as at March 23, 2009(3)
Keith A. Carrigan Caledon, Ontario, Canada Date of birth: July 17, 1950	Board member since 2002 Member of: • the Environmental, Health and Safety Committee	Vice Chairman & Chief Executive Officer of BFI Canada Ltd.	438,134
Daniel M. Dickinson Northfield, Illinois, U.S. Date of birth: July 31, 1961	Board member since 2005 Independent Member of: • the Governance and Nominating Committee; • the Compensation Committee; and • the Environmental, Health and Safety Committee	Managing Partner, Thayer/Hidden Creek Partners	0	(1)
Charles F. Flood Fort Worth, Texas, U.S. Date of birth: February 20, 1946	Board member since 2005 Member of: • the Environmental, Health and Safety Committee (Chair)	President, BFI Canada Ltd.	376,836	(2)
James J. Forese Naples, Florida, U.S. Date of birth: December 31, 1935	Board member since 2005 Independent Member of: • the Audit Committee (Chair)	Operating Partner and Chief Operating Officer, Thayer/Hidden Creek Partners	0	(1)
Daniel R. Milliard Port Carling, Ontario, Canada Date of birth: June 29, 1947	Board member since 2002 Independent Member of: • the Audit Committee; • the Governance and Nominating Committee (Chair); and • the Compensation Committee (Chair)	Corporate Director	3,100
Douglas W. Knight Toronto, Ontario, Canada Date of birth: February 14, 1952	Board member since 2007 Independent Member of: • the Audit Committee; • the Governance and Nominating Committee; and • the Compensation Committee	Executive	24,381
Joseph H. Wright Toronto, Ontario, Canada Date of birth: July 17, 1942	Board member since 2002 and Non-Executive Chairman of the Board of Directors Independent Member of: • the Audit Committee; • the Governance and Nominating Committee; and • the Compensation Committee	Corporate Director	20,284

(1)
Messrs. Dickinson and Forese are officers of and hold equity interests in TC Carting III, L.L.C., a holder of Participating Preferred Shares. See "Voting Shares and the Retained Interest — Amended and Restated Securityholders' Agreement".

(2)
Includes Shares issuable upon the conversion of Participating Preferred Shares owned or controlled by Mr. Flood.

(3)
Includes Shares held in trust pursuant to the Long-Term Incentive Plan.

        The following are brief profiles of the above-noted nominees.

        Mr. Carrigan has been the President and Chief Executive Officer of BFI Canada Ltd. and its predecessors since the June 2000 acquisition of their assets from Allied Waste Industries, Inc. and its affiliates ("Allied"). He was responsible for successfully acquiring, assimilating and improving the operations of the BFI Canada Group after the acquisition. Prior to joining the BFI Canada Group, Mr. Carrigan was involved in the development and/or management of various non-hazardous solid waste management and recycling businesses. Mr. Carrigan has been involved with the solid waste management industry for most of his career, which spans more than 29 years. Most notably, he was Vice President of Waste Management, Inc. ("WMI") in the United States, and President of WMI Waste Management of Canada Corporation.

        Mr. Flood is one of the founders of IESI and has been IESI's Chief Executive Officer, President and a member of IESI's board of directors since IESI's inception. From 1989 to 1995, he was employed with WMI, as Group President from 1993 to 1995 in the northeastern United States and Canada, Regional Vice President from 1991 to 1993 in the south central United States and as Vice President of Operations in Texas from 1989 to 1991. Mr. Flood was President of Laidlaw Waste Services' U.S. solid waste operations from 1986 to 1987. Mr. Flood was President of the United States and Canada solid waste operations for GSX Corporation from 1984 to 1986. Mr. Flood was the Region Vice President of the Southern Region of SCA Services, Inc., from 1976 to 1984. Mr. Flood has over 39 years of experience in the solid waste management industry. Mr. Flood has a B.Sc. in education from the University of Miami and is currently a Director of the Detachable Container Association. Mr. Flood is also a past director and past Chairman for the Environmental Industry Association, the parent of the National Solid Waste Management Association and Waste Equipment Technology Association.

        Mr. Dickinson has been a member of IESI's board of directors since May 2001. Mr. Dickinson has been employed since 2001 by, and is currently a Managing Partner of, Thayer/Hidden Creek Partners, a private equity investment firm located in Washington, D.C. Prior to joining Thayer/Hidden Creek Partners, Mr. Dickinson spent 15 years in mergers & acquisitions, most recently as Co-Head of Global Mergers & Acquisitions at Merrill Lynch. Mr. Dickinson is on the board of directors of Caterpillar Inc. Mr. Dickinson has a J.D. and an M.B.A. from The University of Chicago and a B.S. in Mechanical Engineering and Materials Science, magna cum laude, from Duke University.

        Mr. Forese has been a member of IESI's board of directors since October 2003. Mr. Forese joined Thayer/Hidden Creek Partners in July 2003 and currently serves as an Operating Partner and Chief Operating Officer. From 1996 to 2003, Mr. Forese worked for IKON Office Solutions, most recently as the Chairman and Chief Executive Officer. Prior to joining IKON, Mr. Forese spent 36 years with IBM Corporation, most recently as Chairman of IBM Credit Corporation. In addition, Mr. Forese held numerous other positions during his tenure at IBM Corporation including as a senior executive with IBM World Trade Europe/Middle East/Africa and IBM World Trade Americas, President of the Office Products Division, Corporate Vice President and Controller and Corporate Vice President of Finance. Mr. Forese currently serves on the board of directors of Spherion Corporation, as a Non-Executive Chairman. Mr. Forese earned a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

        Mr. Milliard previously served as President and Chief Executive Officer of Sunwell Technologies Inc. from August 2007 to September 2008, as the Chief Legal and Business Development Officer at Charles Cole Memorial Hospital from July 2005 to June 2006, the Interim Chief Executive Officer of Natural Convergence Inc. from December 2003 to May 2004, the Chief Executive Officer of GT Group Telecom Inc. from September 1999 to February 2003 and President, Chief Operating Officer and a director of Hyperion Communications from May 1992 to March 1999 and from March 1999 to August 1999 Vice Chairman and President. Mr. Milliard is a graduate of The Directors College Chartered Director program.

        Mr. Milliard was Chief Executive Officer of GT Group Telecom Inc. which, in June 2002, while Mr. Milliard was acting in that capacity, made a proposal under the Companies' Creditors Arrangement Act ("CCAA"). GT Group Telecom Inc. emerged from CCAA court protection in February 2003 and was acquired by 360 Networks.

        Mr. Knight is President of St. Joseph Media, Inc. and has held that position since 2006. From 2003 to 2005, Mr. Knight served as Chairman and Chief Executive Officer of ImpreMedia, LLC in New York. He also served as Publisher and Chief Executive Officer of The Financial Post and of The Toronto Sun in Toronto. He is a director of Xstrata Canada Corporation and a trustee of the Governor General's Performing Arts Awards Foundation. Mr. Knight is a graduate of the University of Toronto and has an M.Sc. from the London School of Economics.

        Mr. Wright has been the Managing Partner of Barnagain Capital since February 2001. He was formerly Managing Partner of Crosbie & Company Inc., and prior to that he was President and Chief Executive Officer for Swiss Bank Corporation (Canada). Mr. Wright is currently the Non-Executive Chairman and Director of the Corporation. He also serves on the board of directors of ROC Pref Corp. During his professional career Mr. Wright spent 23 years with Citibank as a lending officer, eight and a half years with Burns Fry as an investment banker and two years as President of Swiss Bank Canada.

        Mr. Wright was an officer and director of Hip Interactive Inc. from August 2002 until April 2005. Hip Interactive Inc. became the subject of bankruptcy proceedings in July 2005, after Mr. Wright ceased to be an officer and director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis, tables and narrative set forth below present information about compensation of the (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) three other most highly compensated executive officers of the Corporation or its subsidiary entities whose total compensation earned during the financial year ended December 31, 2008 exceeded $150,000 (the "Named Executive Officers") determined in accordance with National Instrument 51-102 of the Canadian Securities Administrators. The following disclosure includes compensation of the Named Executive Officers received in their respective capacities as officers of the BFI Canada Group prior to the completion of the Conversion on October 1, 2008.

        For 2008, the executive compensation program for senior management of the Corporation and its subsidiary entities (the "Executive Compensation Program") was overseen by the Compensation Committee (including its predecessor, the compensation committee of 4264126 Canada Limited). The Compensation Committee was responsible for reviewing, determining and recommending to the Board of Directors for final approval the annual salary, bonus and other compensation levels of the executive officers of the Corporation and its subsidiary entities.

        The Executive Compensation Program is designed to attract and retain our executives and to motivate them to increase shareholder value on both an annual and long-term basis.

        The objectives of our compensation program are:

  •
  to attract and retain individuals with superior leadership ability and managerial talent;

  •
  to ensure that compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders; and

  •
  to provide incentives to achieve key strategic and financial performance measures.

        Our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals, and long-term equity grants intended to align compensation with shareholder returns and to aid in retention.

        The following principles guide the development and design of our compensation packages for senior executives:

  •
  total compensation opportunities are competitive for the Corporation's revenue, size and performance;

  •
  total compensation packages provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship; and

  •
  compensation packages are structured with an emphasis on equity-based awards (including options, LTIP and equity bonuses) to encourage Share ownership and further align executives' interests with shareholders.

Summary of Compensation Elements

        The Corporation's total compensation approach is designed to reward short-and long-term performance consistent with the Corporation's key strategic goals and objectives. The elements of total compensation for the Named Executive Officers are as follows:

Element	Objective	Key Features

Base Salary	Base salaries are intended to be market competitive and recognize executives' potential and actual contribution to the success of the Corporation.	Targeted to be market competitive (at or above the median of the market) with adjustments for individual performance, knowledge and experience.

Annual Bonus Plan	Reward short-term financial, operational and individual performance.	Cash payment based on corporate performance relative to budgeted targets for Revenue and Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA").

Long-Term Incentive Plans	Align management's interests with those of shareholders, encourage retention and reward long-term company performance.
The Long-Term Incentive Plan has been historically funded based on 2.25% of free cash flow available for distribution, subject to achieving target and prior year EBITDA levels.
Share option awards have a 10-year term and vest ratably over four years, unless otherwise noted. All Share options awarded by the Corporation have been issued with a tandem share appreciation right (which is a right of the participant to receive a cash payment equal to the in-the-money amount and, on exercise of the share appreciation right, the tandem option expires).

Pension and Benefit Plans	Attract and retain highly qualified executives.	Named Executive Officers participate in pension and benefit programs on the same terms as all employees.

Perquisites	Attract and retain highly qualified executives and facilitate networking opportunities.	The Vice Chairman & Chief Executive Officer, Chief Financial Officer, President and Executive Vice President are entitled to a car allowance and certain club memberships.

Performance Measures

        Certain of the BFI Canada Group's compensation arrangements include performance targets and objectives based on revenue, EBITDA, free cash flow available for distribution, environmental health and safety, public company-related matters and succession planning and development. These targets and objectives are established by senior management in conjunction with the annual budget and business planning process, and are reviewed and approved by the Compensation Committee where they involve the Named Executive Officers' compensation arrangements (for example, in determining the variable and discretionary components of a Named Executive Officer's annual bonus). In light of the Conversion on October 1, 2008, in fiscal 2009, the Compensation

Committee expects to review alternatives and establish performance-based compensation metrics for 2009 and subsequent years.

        The Corporation determines "EBITDA" with reference to "income before the following" on the consolidated statement of operations and comprehensive income (loss). "Income before the following" excludes some or all of the following: "amortization, interest on long-term debt, financing costs, net gain or loss on sale of capital and landfill assets, net foreign exchange gain or loss, net gain or loss on financial instruments, write-off of deferred financing costs, conversion costs, other expenses, income taxes, and non-controlling interest". EBITDA is a term that does not have a standardized meaning prescribed by Canadian generally accepted accounting principles ("GAAP") and is therefore unlikely to be comparable to similar measures used by other issuers. EBITDA is a measure of the Corporation's operating profitability, and is viewed as a useful financial and operating metric for management, the Board of Directors and the Corporation's lenders, as a key indicator of the Corporation's short- and long-term performance (including performance relative to its industry peers). EBITDA was also the starting point in the determination of free cash flow available for distribution, as described below.

        The Fund adopted a measurement called "free cash flow available for distribution" to supplement net income (loss) as a measure of operating performance and to indicate the amount that was available for distribution to holders of Units and Participating Preferred Shares. The Fund calculated free cash flow available for distribution, whereby EBITDA is reduced by amortization of capitalized landfill asset closure and post-closure costs, including revisions to estimated cash flows not recorded to operating expense, interest on long-term debt, management transaction bonuses, current income taxes, maintenance capital and landfill expenditures, and other hedging and financing impacts. Free cash flow available for distribution is a term that does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures used by other issuers. The primary objective of presenting this non-GAAP measure was to assess the Fund's ability to sustain its distributions. The Corporation calculated free cash flow available for distribution using the methodology that had been established by the Fund, for the quarter and year ended December 31, 2008, in order to assess achievement of the 2008 performance targets and objectives set forth in existing compensation arrangements.

        Additional information concerning these non-GAAP measures is included in the management's discussion and analysis for the 2008 interim and annual periods that has been filed by the Fund or the Corporation.

Pay Benchmarking

        In December 2007, the Corporation engaged Mercer (Canada) Limited ("Mercer") to conduct a competitive benchmarking review of the Named Executive Officers' total direct compensation (base salary and annual and long-term incentives). Compensation benchmarking was not conducted in fiscal 2008. The comparator group in the December 2007 review consisted of a broad group of North American waste management companies with median revenues of $872 million, which approximated the BFI Canada Group's revenue at that time. The Compensation Committee believes that for senior management attraction and retention purposes, the North American waste management industry is the most appropriate comparator group for the Corporation, recognizing that approximately 65% of the Corporation's revenue is generated from U.S. markets and that the Corporation's senior management team is based in both Canada and the United States.

        The North American waste management comparator group companies included in the Mercer review included:

Allied Waste Industries(1)	Stericycle Inc.

Casella Waste Systems Inc.	Waste Connections Inc.

Clean Harbors Inc.	Waste Industries USA Inc.(2)

Newalta Income Fund	Waste Management Inc.

Republic Waste Industries(1)

(1)
Allied Waste Industries Inc. and Republic Services Inc. merged effective December 5, 2008.

(2)
Waste Industries USA Inc. converted to a privately held company May 9, 2008.

        In assessing the competitiveness of the Named Executive Officers' total direct compensation, the Compensation Committee reviewed the market data presented by Mercer with and without the three largest companies as measured by revenue and market capitalization, specifically, Waste Management Inc., Allied Waste Industries and Republic Services Inc.

Employment Agreements

        In conjunction with the Conversion, the Corporation entered into new employment agreements with its Vice Chairman & Chief Executive Officer, Chief Financial Officer, President and Executive Vice President. Each agreement has defined separate change of control and severance arrangements. See "Employment Agreements" and "— Termination and Change of Control Benefits". The new employment agreements provided for special equity awards as outlined under "— Long-Term Incentive Programs".

Elements of Total Compensation

Base Salary

        Following a review of Mercer's December 2007 report on executive compensation, the Compensation Committee increased base salaries by approximately 5% for each Named Executive Officer. The Compensation Committee believes that the base salaries paid to the Named Executives Officers in 2008 are market competitive and reflect the scope of responsibility and experience of each Named Executive Officer.

        The Corporation's Vice Chairman & Chief Executive Officer, Chief Financial Officer, President and Executive Vice President will forgo salary increases for fiscal 2009.

Annual Bonus

        In fiscal 2008, the Named Executive Officers participated in a bonus plan (the "Bonus Plan") which entitles senior officers to annual cash bonuses. The annual bonus is based on the Corporation's success in achieving financial objectives relating to budgeted revenue and EBITDA, and on their individual success in accomplishing the personal goals and expectations set out in their objectives for the year. The Compensation Committee approved Mr. Carrigan's and Mr. Flood's annual objectives for 2008 and reviewed their performance during 2008, subject to the approval of the Board of Directors. The annual objectives of the other Named Executive Officers for 2008 were set by the Vice Chairman & Chief Executive Officer, who also reviewed their performance during 2008, subject to the approval of the Compensation Committee. The Compensation Committee also approved the fiscal 2008 annual targets for the Bonus Plan. It is anticipated that the Bonus Plan will remain substantially similar for fiscal 2009.

        The pre-established threshold level of performance for 2008 was 95% of the budgeted corporate targets for revenue and EBITDA as set forth in the Corporation's business plan. The rationale for revenue and EBITDA thresholds in the Corporation's annual bonus plan is that strong revenue and EBITDA growth are critical in ensuring that the Corporation achieves its return on capital and earnings goals, both of which are key drivers underlying stock performance. If threshold levels for either metric are not achieved, no bonus is paid relating to the financial performance component of the Bonus Plan. The Compensation Committee believes in setting stretch budgeted targets for revenue and EBITDA and as such, if targets are met or exceeded, payouts above median levels are anticipated. The Compensation Committee retains discretion to award bonus payments above target bonuses if warranted by exceptional corporate and individual performance.

        The following table provides an overview of each Named Executive Officer's annual target bonus opportunity and performance measurement weightings.

		Performance Measurement Weightings
Name	Target Bonus(1)	Corporate (Financial)	Individual Strategic

Keith A. Carrigan Vice Chairman & Chief Executive Officer	100%	75%	25%

Thomas J. Cowee Chief Financial Officer	100%	75%	25%

Charles F. Flood President	100%	75%	25%

Joseph D. Quarin Executive Vice President	100%	75%	25%

Thomas L. Brown(2) Senior Vice President, Chief Operating Officer, IESI	50%	75%	25%

(1)
Presented as a percentage of base salary.

(2)
Mr. Brown's target bonus opportunity is based upon the financial performance of the BFI Canada Group's U.S. operations.

2008 Bonus Award

        The actual cash bonus paid to each Named Executive Officer is disclosed under "Summary Compensation Table".

        Despite the deteriorating worldwide economic climate during the last half of 2008, the Corporation exceeded the threshold level of corporate financial performance (revenue and EBITDA) required to pay bonuses and exceeded budgeted revenue targets. These accomplishments, together with the achievement of key strategic initiatives including the Conversion, resulted in bonuses to the Named Executive Officers at or near target levels. The Corporation's Vice Chairman & Chief Executive Officer received a bonus of $487,216, representing 100% of his base salary.

Long-Term Incentive Programs

        The Corporation maintains a Long-Term Incentive Plan ("LTIP") and a Share Option Plan, both of which are administered by the Compensation Committee. The Compensation Committee has the power, among other things, to determine those officers and employees of the Corporation and its subsidiaries who will participate in the plans (the "Participants"). The purpose of the LTIP is to provide a performance-based incentive plan for officers and employees that will align the interests of senior management with the interests of the Shareholders.

LTIP

        Historically, the LTIP has been funded based on 2.25% of free cash available for distribution, subject to meeting 95% of budgeted EBITDA targets for the year and prior year's actual EBITDA. The Compensation Committee believes that this was the appropriate funding methodology for the LTIP prior to the Conversion. In fiscal 2009, the Compensation Committee will review proposed amendments to the LTIP to establish an appropriate funding methodology for the Corporation.

        Employer-contributed funds are paid to a trust established for the purpose of holding Shares pursuant to the terms of the LTIP (a "Trust"). Separate Trusts exist for Canadian-resident and U.S.-resident employees, and the Trusts purchase Shares in the market with the contributed funds and hold those Shares in trust for each Participant. Dividends on both vested and non-vested Shares are distributed by the Trusts to the Participants in the year of receipt.

        In accordance with the LTIP, Shares allocated to a Participant in respect of a calendar year vest as follows: one-third on the day such Shares are allocated to a Participant; one-third on December 31 of the year such Shares are allocated to a Participant; and the balance on December 31 of the following year.

        All or part of bonuses payable to employees who participated in the Bonus Plan may, at the option of each employee, be contributed to the Trust to be invested in Shares under the terms of the LTIP. In addition, all or part of the fees payable to the directors may, at the option of each Director, be contributed to a Trust to be invested in Shares under the terms of the LTIP.

2008 LTIP Awards

        In fiscal 2008, 93 employees were awarded Shares under the LTIP, with 33% of such Shares being allocated to the Named Executive Officers. The actual long-term incentive awards to each Named Executive Officer is disclosed under "Summary Compensation Table". The Named Executive Officers' LTIP awards were granted on the same basis as other LTIP eligible employees of the Corporation.

        In fiscal 2008, the Corporation exceeded its target thresholds and generated a LTIP pool of $4.2 million dollars.

        LTIP awards are calculated on a pro rata basis with each eligible participants' base salary multiplied by a factor to determine their relative weighting of the LTIP pool. Due to their influence and impact on the long-term results of the Corporation, the weighting factor assigned to the Corporation's most senior officers exceeds that of other LTIP participants.

2008 Bonus Equity Awards

        In conjunction with the entry into new employment agreements, each Named Executive Officer received special equity awards. In determining the amount of the awards, the Compensation Committee considered the following objectives:

  •
  retention of executives critical to the success of the BFI Canada Group;

  •
  providing equitable and competitive compensation opportunities; and

  •
  ensuring alignment of interests between the Named Executive Officers and the Corporation's shareholders.

        Bonus Equity Awards of restricted Units were granted to the Corporation's Chief Financial Officer, President and Executive Vice President, with grants of 60,000 Units, 90,000 Units and 60,000 Units, respectively. On October 1, 2008, the effective date of the Conversion, all entitlements to Units were converted into entitlements to Shares on a one-for-one basis.

Share Option Plan

        Options have been granted in 2006 and 2008 to senior executives, in accordance with the Corporation's Share Option Plan and its predecessors, as described under "— Share Option Plan". The number of options granted was determined based on the importance and contribution of the executive to the long-term success of the Corporation.

        In conjunction with the entry into employment agreements with certain of the Corporation's senior officers, each Named Executive Officer received option grants in 2008 as detailed below:

Name	Fiscal 2008 Option Grants

Keith A. Carrigan Vice Chairman & Chief Executive Officer	175,000

Thomas J. Cowee Chief Financial Officer	212,500

Charles F. Flood President	425,000

Joseph D. Quarin Executive Vice President	283,000

Thomas L. Brown Senior Vice President, Chief Operating Officer, IESI	100,000

        The exercise price of the option awards was $20.00 per Share, representing a premium to the volume weighted average trading price of the Units or Shares on the TSX for the five trading days immediately preceding the date of grant (which was $19.16 in the case of the grants to the Named Executive Officers other than Mr. Carrigan, and $11.34 in the case of Mr. Carrigan). The Compensation Committee determined that the $20.00 per Share exercise price was an appropriate premium over the lower trading price of the Units.

Vice Chairman & Chief Executive Officer Share Grant

        Under the direction and leadership of the Vice Chairman & Chief Executive Officer, the Corporation has produced a strong record of revenue, EBITDA and free cash flow growth. Following the merger of Allied Waste Industries Inc. and Republic Services Inc., the Corporation is now the fourth-largest waste management company in North America. The Compensation Committee believes that the strategic benefits of an early conversion to a corporate structure will enable the Corporation to continue to pursue strategic acquisition opportunities and enhance its organic growth capabilities. In the view of the Compensation Committee, Mr. Carrigan's leadership and strategic vision is key to the continued success of the Corporation. Accordingly, the Compensation Committee agreed to purchase 150,000 Shares on Mr. Carrigan's behalf for a purchase price of $1,485,000, with a $1,286,038 gross-up for the payment of taxes relating to the purchase. Mr. Carrigan's employment agreement provides that, if he resigns from the Corporation without good reason prior to December 31, 2010, he will repay the Corporation the sum of $1,847,358 (representing two-thirds of the total value of the benefit) multiplied by the number of days from the date such event occurs to December 31, 2010, divided by 730. See "— Employment Agreements".

Other Programs

Change of Control and Severance Provisions

        Each Named Executive Officer's employment arrangement provides for specific change of control and severance arrangements. Market competitive compensation programs provide financial protection to executives should they be terminated involuntarily (without cause) or as a result of a change of control of the Corporation. The Compensation Committee believes that the terms of these agreements, which are outlined under "— Termination and Change of Control Benefits", are market competitive and necessary to attract and retain highly qualified senior executives.

Pension Plan Benefits

        The Vice Chairman & Chief Executive Officer and Executive Vice President participate in the BFI Canada Deferred Profit Sharing Plan ("DPSP") on the same basis as all salaried BFI Canada Inc. employees.

        The Chief Financial Officer, President and Chief Operating Officer, IESI participate in IESI Corporation's 401(k) Savings Plan on the same basis as all other eligible employees.

Performance Graph

        The following graph compares the percentage change in the cumulative shareholder return for $100 invested in Units of the Fund (the Corporation's predecessor) with the total cumulative return of the S&P/TSX Total Return Index for the period from December 31, 2003 until December 31, 2008. On October 1, 2008, each outstanding Unit was exchanged for one Share in connection with the Conversion. Assuming reinvestment of distributions and dividends, $100 invested in the Units on December 31, 2003 was worth $90.61 on December 31, 2008.

Total Return from December 31, 2003 to December 31, 2008

        It is difficult to directly compare the trend in compensation paid to the Named Executive Officers during the past five years with the trend reflected in the above chart. The Compensation Committee believes that the decrease in the market price of the Fund's Units and, after October 1, 2008, the Corporation's Shares, is attributable to a number of external factors which do not take account of the growth and performance of the BFI Canada Group's business during that period. In particular, the Government of Canada's 2006 decision to change the tax treatment of income trusts and their distributions, related uncertainty as to the timing and impact of the Fund's conversion to a corporate structure, and exceptionally volatile capital markets in 2008 have contributed to the total return trends reflected above. Over that period, however, the Named Executive Officers' efforts are reflected in the BFI Canada Group's strong performance, which achieved five year compound annual growth rates of 55.03% in revenue and 54.21% in EBITDA. The increase in the Named Executive Officers' compensation during the period is also attributable to the Corporation's significant acquisition activity in its Canadian and U.S. markets, and in particular the 2005 combination of BFI Canada with IESI, and the related integration of its expanded U.S. operating base and management team.

Option-Based Awards

        The Amended and Restated Unit Option Plan was adopted by the Board of Trustees of the Fund and approved by its unitholders at the annual and special meeting held on May 13, 2008. Upon completion of the Conversion, the Board of Directors adopted the Share Option Plan on substantially the same terms as the Amended and Restated Unit Option Plan, so that outstanding and unexercised options remained outstanding, but would be exercised in respect of Shares of the Corporation rather than Units of the Fund (based on the one-for-one exchange ratio in the Conversion). The Share Option Plan is designed to reward certain eligible senior management employees with compensation opportunities that will encourage ownership of Shares, enhance the Corporation's ability to attract, retain and motivate senior management employees, and reward them for significant performance. Options may be granted under the Share Option Plan to senior management employees of the Corporation and its subsidiaries as the Board of Directors may from time to time determine. See "Executive Compensation — Incentive Plan Awards" and "— Share Option Plan".

        Option grants pursuant to the Share Option Plan are made by the Board of Directors on the recommendation of the Compensation Committee. Option grants were made in 2006 and 2008 and the number of options granted was determined based on the importance and contribution of the executive to the long-term success of the Corporation.

        The pricing and other terms of the outstanding option grants were noted by the Compensation Committee in its assessment and recommendation of the 2008 grants.

Summary Compensation Table

        The following table provides summary information respecting compensation received in or in respect of the financial year ended December 31, 2008 by each of the Named Executive Officers.

					Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)	Share- based awards(3) ($)	Option- based awards(9) ($)	Annual incentive plans	Long-term incentive plans	Pension value ($)	All other compensation(10) ($)		Total compensation ($)

Keith A. Carrigan(1) Vice Chairman & Chief Executive Officer	2008	487,216	1,916,297(4)	159,250	487,216	0	10,500	1,370,761	(11)	4,431,240

Thomas J. Cowee(2) Chief Financial Officer	2008	341,095	1,351,690(5)	777,951	341,813	0	7,355	68,441		2,888,346

Charles F. Flood(1)(2) President	2008	440,067	2,074,035(6)	1,555,500	440,551	0	7,355	112,749		4,630,257

Joseph D. Quarin Executive Vice President	2008	417,375	1,415,901(7)	1,035,780	417,375	0	10,500	128,259		3,425,190

Thomas L. Brown(2) Senior Vice President, Chief Operating Officer, IESI	2008	319,800	124,481(8)	366,000	79,950	0	7,355	21,178		918,764

(1)
Messrs. Carrigan and Flood do not receive compensation for acting as directors of the Corporation.

(2)
Messrs. Cowee, Flood and Brown receive their compensation in U.S. funds. For purposes of this presentation, U.S. dollar amounts have been converted to Canadian dollars based on the Bank of Canada average rate of exchange for 2008 of US$1.00 = $1.0660.

(3)
Includes the actual amount of the LTIP award for the financial year ended December 31, 2008, including the portion that has not yet vested, based on the financial performance of the Corporation during the year. See "— Long-Term Incentive Programs".

(4)
Includes $431,297 with respect to an LTIP award for the financial year ended December 31, 2008 and $1,485,000 with respect to the purchase by the Corporation of 150,000 Shares on behalf of Mr. Carrigan pursuant to his employment agreement dated December 17,

  2008. Mr. Carrigan's employment agreement provides that if he resigns from the Corporation without good reason prior to December 31, 2010, he will repay the Corporation the sum of $1,847,358 (representing two-thirds of the total value of the benefit) multiplied by the number of days from the date such event occurs to December 31, 2010 divided by 730. See "— Long-Term Incentive Programs" and "— Employment Agreements".

(5)
Includes $212,890 with respect to an LTIP award for the financial year ended December 31, 2008 and $1,138,800 with respect to the purchase by the Corporation of 60,000 Units for Mr. Cowee at a price of $18.98 per Unit pursuant to his bonus agreement dated September 19, 2008. See "— Long-Term Incentive Programs" and "— Employment Agreements".

(6)
Includes $365,835 with respect to an LTIP award for the financial year ended December 31, 2008 and $1,708,200 with respect to the purchase by the Corporation of 90,000 Units for Mr. Flood at a price of $18.98 per Unit pursuant to his bonus agreement dated November 10, 2008. See "— Long-Term Incentive Programs" and "— Employment Agreements".

(7)
Includes $277,101 with respect to an LTIP award for the financial year ended December 31, 2008 and $1,138,800 with respect to the purchase by the Corporation of 60,000 Units for Mr. Quarin at a price of $18.98 per Unit pursuant to his bonus agreement dated September 19, 2008. See "— Long-Term Incentive Programs" and "— Employment Agreements".

(8)
Represents an LTIP award of $124,481 for the financial year ended December 31, 2008. See "— Long-Term Incentive Programs".

(9)
The value of the outstanding options as of the date of their grant, calculated in accordance with the Black-Scholes-Merton methodology, is $0.91 per option for Mr. Carrigan and $3.66 per option for Messrs. Cowee, Flood, Quarin and Brown.

(10)
Includes distributions received on Shares held in the LTIP, premiums paid for life insurance coverage and distributions received on Shares held pursuant to retention bonus arrangements where applicable. Perquisites (including car allowances and club memberships for Messrs. Carrigan, Cowee, Flood and Quarin) do not exceed $50,000 or 10% of the Named Executive Officers' total salary. See "— Employment Agreements".

(11)
Includes a $1,286,038 gross-up for the payment of taxes relating to the purchase of 150,000 Shares by the Corporation on behalf of Mr. Carrigan pursuant to his employment agreement dated December 17, 2008. See "— Employment Agreements".

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

        The following table presents the Corporation's share and option based awards to the Named Executive Officers outstanding at the end of 2008. See "— Share Option Plan" and "— Long-Term Incentive Plan".

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)		Option expiration date	Value of unexercised in-the-money options ($)	Number of shares or units of shares that have not vested(4) (#)	Market or payout value of share-based awards that have not vested(5) ($)

Keith A. Carrigan Vice Chairman & Chief Executive Officer	325,000(1) 175,000(2)	$ $	29.15 20.00	February 14, 2016 January 9, 2019	— —	34,810	$365,509

Thomas J. Cowee Chief Financial Officer	125,000(1) 212,500(3)	$ $	29.15 20.00	February 14, 2016 August 25, 2018	— —	77,077	$809,305

Charles F. Flood President	325,000(1) 425,000(3)	$ $	29.15 20.00	February 14, 2016 August 25, 2018	— —	119,526	$1,255,027

Joseph D. Quarin Executive Vice President	225,000(1) 283,000(3)	$ $	29.15 20.00	February 14, 2016 August 25, 2018	— —	82,365	$864,833

Thomas L. Brown Senior Vice President, Chief Operating Officer, IESI	100,000(3)		$20.00	August 25, 2018	—	8,695	$91,294

(1)
One-third of the options vested on January 1, 2007, one-third vested on January 1, 2008 and the remaining one-third vested on January 1, 2009. See "— Share Option Plan".

(2)
Two-thirds of the options vested on January 9, 2009 and the remaining one-third vests on December 31, 2010. See "— Share Option Plan". The options were granted to Mr. Carrigan effective January 9, 2009 in connection with his entry into a new employment agreement effective December 17, 2008.

(3)
One-third of the options vested on August 25, 2008, one-third vested on January 1, 2009 and the remaining one-third vests on January 1, 2011. See "— Share Option Plan".

(4)
Includes LTIP shares which have not vested as of December 31, 2008 as well as the Bonus Equity Awards described under "— Employment Agreements".

(5)
Based on the December 31, 2008 closing price of a Share on the TSX of $10.50.

Incentive Plan Awards — Value Vested or Earned During Year

        The following table sets out details concerning share and option based awards to the Named Executive Officers, based on amounts vested or earned during 2008.

Name	Option-based awards — Value vested during the year ($)	Share-based awards — Value vested during the year ($)(3)		Non-equity incentive plan compensation — Value earned during the year ($)

Keith A. Carrigan(1) Vice Chairman & Chief Executive Officer	Nil	$1,735,233	(4)	N/A

Thomas J. Cowee(2) Chief Financial Officer	Nil	$121,447		N/A

Charles F. Flood(2) President	Nil	$212,247		N/A

Joseph D. Quarin(2) Executive Vice President	Nil	$806,104	(5)	N/A

Thomas L. Brown Senior Vice President, Chief Operating Officer, IESI	Nil	$67,277		N/A

(1)
On December 17, 2008, the Corporation entered a new employment agreement with Mr. Carrigan, pursuant to which the Corporation agreed to acquire 150,000 Shares on his behalf for a total purchase price of $1,485,000, with a $1,286,038 gross-up for the payment of taxes relating to the purchase. Mr. Carrigan's employment agreement provides that if he resigns from the Corporation without good reason prior to December 31, 2010, he will repay the Corporation the sum of $1,847,358 (representing two-thirds of the total value of the benefit) multiplied by the number of days from the date such event occurs to December 31, 2010 divided by 730. See "— Employment Agreements".

(2)
During the year ended December 31, 2008, the Corporation entered into bonus agreements with Messrs. Cowee, Flood and Quarin, pursuant to which the Corporation purchased 60,000 Units for Mr. Cowee, 90,000 Units for Mr. Flood and 60,000 Units for Mr. Quarin. These awards were converted into Shares in connection with the Conversion. The Shares are held in trust by the trustee of the applicable U.S. or Canadian trust established for the LTIP. The Shares will cliff vest on January 1, 2011, provided that the relevant executive continues his employment with the Corporation until that date. The Shares will vest earlier if the executive dies, becomes disabled, is terminated without cause or resigns for good reason. All dividends paid on the Shares prior to their vesting will be paid to the executive. See "— Employment Agreements".

(3)
Values presented are based on the December 31, 2008 closing price of a Share on the TSX of $10.50, unless otherwise noted.

(4)
Includes $1,485,000 pursuant to the 150,000 Shares acquired under Mr. Carrigan's employment agreement dated December 17, 2008 and $250,233 for Shares vested under the LTIP as of December 31, 2008.

(5)
Includes $645,335 with respect to the vesting of the final portion of shares acquired for Mr. Quarin pursuant to an existing compensation arrangement. See "— Employment Agreements". This figure also includes $160,769 for Shares vested under the LTIP as of December 31, 2008.

Pension Plan Benefits

        The Company has no defined benefit pension plan for the benefit of the Named Executive Officers.

        Mr. Carrigan and Mr. Quarin participate in the DPSP, which is available to all salaried employees of BFI Canada Inc. Under the DPSP, the Corporation or a subsidiary contributes up to 3% of the employees' base salary and annual cash bonus into the DPSP, up to the maximum allowable under the Income Tax Act (Canada). In 2008, the maximum allowable contribution to the DPSP was $10,500. The employee controls the investment of all funds deposited in the DPSP.

        Mr. Cowee, Mr. Flood and Mr. Brown participate in the IESI Corporation 401(k) Savings Plan on the same level as all other eligible employees. IESI's contribution on behalf of an employee is equal to 50% of the first 6% of eligible pay contributed to the 401(k) by the employee.

Employment Agreements

        The Corporation's success depends on the leadership, dedication and experience of its senior management group. The Corporation, IESI Holdings or IESI have entered into employment agreements with certain senior officers. The agreements contain, among other things, confidentiality, non-solicitation and non-competition covenants that will apply during the term of each officer's employment and for a specific period of time after termination of their employment. Any modification or renewal of the employment agreements between the Corporation's subsidiary entities and its executive officers will be subject to the prior review of the Compensation Committee, which shall make a recommendation thereon to the Board of Directors.

        On October 1, 2008, the effective date of the Conversion, all entitlements to Units were converted into entitlements to an equivalent number of Shares, and continue to be held subject to the terms and conditions of their grant, with no change to the applicable vesting schedules. As such, references to Units in employment agreements described below now relate to Shares.

Keith A. Carrigan, Vice Chairman & Chief Executive Officer

        Effective December 17, 2008, Mr. Carrigan entered into a new employment agreement with the Corporation pursuant to which he serves as Vice Chairman & Chief Executive Officer. The initial term of Mr. Carrigan's employment agreement expires December 31, 2010. The term is subject to automatic renewal for successive one year periods unless either party gives the other written notice of non-renewal. Pursuant to his employment agreement, Mr. Carrigan is entitled to an annual base salary of $487,207 and is eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets are met (or greater than 100% in the case of exceptional performance). Mr. Carrigan is eligible to participate in the LTIP and other compensation plans. Mr. Carrigan was granted an option to acquire 175,000 Shares. Two-thirds of the options vested on January 9, 2009 and the remaining one-third vests on December 31, 2010. In addition, Mr. Carrigan was granted a bonus pursuant to a bonus agreement and the after-tax proceeds of the bonus were used to acquire 150,000 restricted Shares (Bonus Equity Award). If Mr. Carrigan resigns without good reason prior to December 31, 2010, he must pay the Corporation the amount of $1,847,358 (representing two-thirds of the total value of the benefit) multiplied by the number of days from the date such event occurs to December 31, 2010 divided by 730 in connection with the Bonus Equity Award.

Thomas J. Cowee, Chief Financial Officer

        Effective January 1, 2008, Mr. Cowee entered into a new employment agreement with IESI and 4264126 Canada Limited (a predecessor of IESI Holdings). Mr. Cowee's employment agreement has a term of three years and is automatically renewed for successive three-year periods unless either party gives notice of non-renewal. Pursuant to his employment agreement, Mr. Cowee is entitled to an annual base salary of US$320,650 and is eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets are met (or greater than 100% in the case of exceptional performance). Mr. Cowee is entitled to participate in the LTIP and other compensation plans. In the third quarter of 2008, Mr. Cowee was granted an option to acquire 212,500 Units. Pursuant to an amended option agreement, one-third of the options vested on August 25, 2008, one-third vested on January 1, 2009 and the remaining one-third vests on January 1, 2011. In the third quarter of 2008, Mr. Cowee was also granted an incentive bonus of 60,000 restricted Units (Bonus Equity Award) pursuant to a bonus agreement. The Bonus Equity Award vests in full (or "cliff vests") on January 1, 2011, conditional upon Mr. Cowee's continued employment with the Corporation to such date. In the event of Mr. Cowee's termination without cause, resignation for good reason, death or disability, the Bonus Equity Award vests immediately on the date of his termination. In the event of Mr. Cowee's termination for cause or resignation without good reason prior to the vesting date, his Bonus Equity Award is immediately forfeited.

Charles F. Flood, President

        Effective January 1, 2008, Mr. Flood entered a new employment agreement with IESI and 4264126 Canada Limited (a predecessor of IESI Holdings). Mr. Flood's employment agreement has a term of three years and is subject to renewal by mutual agreement. Pursuant to his employment agreement, Mr. Flood is entitled to an annual base salary of US$413,275 and is eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets are met (or greater than 100% in the case of exceptional performance). Mr. Flood is also eligible to participate in the LTIP and other compensation plans. In the third quarter of 2008, Mr. Flood was granted an option to acquire 425,000 Units. Pursuant to an amended option agreement, one-third of the options vested on August 25, 2008, one-third vested on January 1, 2009 and the remaining one-third vests on January 1, 2011. In the third quarter of 2008, Mr. Flood was granted an incentive bonus of 90,000 restricted Units (Bonus Equity Award) pursuant to a bonus agreement. The Bonus Equity Award cliff vests on January 1, 2011, conditional upon Mr. Flood's continued employment with the Corporation to such date. In the event of Mr. Flood's termination without cause, resignation for good reason, death or disability, the Bonus Equity Award vests immediately on the date of his termination. In the event of Mr. Flood's termination for cause or resignation without good reason prior to the vesting date, his Bonus Equity Award is immediately forfeited.

Joseph D. Quarin, Executive Vice President

        Effective January 1, 2008, Mr. Quarin entered into a new employment agreement with 4264126 Canada Limited (a predecessor of IESI Holdings) for a term of three years. The term of Mr. Quarin's agreement is automatically renewed for successive three year terms unless either party gives notice of non-renewal to the other. Pursuant to his employment agreement, Mr. Quarin is entitled to an annual base salary of $417,375 and is eligible to receive an annual bonus of up to 100% of his base salary if certain performance targets are met (or greater than 100% in the case of exceptional performance). Mr. Quarin is eligible to participate in the LTIP and other compensation plans. In the third quarter of 2008, Mr. Quarin was granted an option to acquire 283,000 Units. Pursuant to an amended option agreement, one-third of the options vested on August 25, 2008, one-third vested on January 1, 2009 and the remaining one-third vests on January 1, 2011. In the third quarter of 2008, Mr. Quarin was granted an incentive bonus of 60,000 restricted Units (Bonus Equity Award) pursuant to a bonus agreement. The Bonus Equity Award cliff vests on January 1, 2011, conditional upon Mr. Quarin's continued employment with the Corporation to such date. In the event of Mr. Quarin's termination without cause, resignation for good reason, death or disability, the Bonus Equity Award vests immediately on the date of his termination. In the event of Mr. Quarin's termination for cause or resignation without good reason prior to the vesting date, his Bonus Equity Award is immediately forfeited.

        Effective September 14, 2005, the Fund (as predecessor to the Corporation) entered into a retention bonus arrangement with Mr. Quarin pursuant to which he was granted $2,000,000 in Units, which vested as to 25% on February 1, 2006, 25% on February 1, 2007 and 50% on February 1, 2008.

Thomas L. Brown, Senior Vice President & Chief Operating Officer, IESI

        Mr. Brown entered into an employment agreement with IESI effective January 21, 2005, which provided that he would serve as Senior Vice President and Chief Operating Officer of IESI. Pursuant to the agreement, in 2008 Mr. Brown received an annual salary of $319,800 and participated in the LTIP. In the third quarter of 2008, Mr. Brown was also granted an option to acquire 100,000 Units. Pursuant to an amended option agreement, one-third of the options vested on August 25, 2008, one-third vested on January 1, 2009 and the remaining one-third vests on January 1, 2011. Mr. Brown's employment agreement also provides that Mr. Brown may be eligible to receive an annual bonus of up to 50% of base salary if certain performance targets are met (or greater than 50% in the case of exceptional performance).

Termination and Change of Control Benefits

        Each Named Executive Officer's employment agreement provides for certain compensation arrangements upon the termination of his service with the Corporation, on the occurrence of specified circumstances as described below. Generally, on a termination without cause or resignation for good reason, the Named Executive Officers will be entitled to a severance payment based on past salary and bonus levels, and outstanding and unvested incentives and other equity entitlements will accelerate to immediately vest and become exercisable.

        The employment agreements also provide for certain benefits in the event of a change of control of the Corporation. A "change of control" is defined in the employment agreements as (i) a tender or take-over offer (or series of related offers) completed for 50% or more of the Corporation's outstanding voting securities; (ii) the amalgamation, merger or consolidation of the Corporation or the entry into an arrangement, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former securityholders of the Corporation or its subsidiaries and affiliates; (iii) the sale or disposition by the Corporation of all or substantially all of its assets to another entity that is not wholly owned by the Corporation; or (iv) the acquisition by a person of 50% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record). As noted below, the employment agreements are "double trigger" agreements, which require both a change of control and the termination of employment by the Corporation without cause or resignation by the Named Executive Officer for good reason to trigger payment of change of control benefits. "Good reason" generally means (i) a material and adverse change in the Named Executive Officer's status or position or a material reduction in his duties and responsibilities; (ii) a reduction in the Named Executive Officer's base compensation; (iii) a relocation of the Named Executive Officer's place of employment; (iv) the failure to pay material compensation when due; or (v) a change of control of the Corporation, or a sale of all or substantially all of the assets of Corporation, in either case to a private equity investor, unless the Named Executive Officer is acting in concert with such investor.

Keith A. Carrigan, Vice Chairman & Chief Executive Officer

        On termination without cause, resignation for good reason or non-renewal of his employment agreement by the Corporation, Mr. Carrigan is entitled to: (i) an amount equal to base salary for 36 months; (ii) an amount equal to three times annual bonus at target; (iii) an amount equal to three times the average annual LTIP entitlement based on the prior three years; (iv) continued participation in the Corporation's benefits plans for 36 months; (v) continuance of car allowance and health club benefits for 36 months; (vi) immediate vesting of all outstanding LTIP entitlements; (vii) immediate vesting and continued right to exercise options for their original term; and (viii) an amount equal to pro rata annual bonus and LTIP entitlements (based on the prior three years) for the year of termination.

        On termination without cause or resignation for good reason, in either case, within 24 months following a change of control, Mr. Carrigan is entitled to the payments and other benefits described above.

        On termination by reason of disability, Mr. Carrigan is entitled to the payments and other benefits described above, except that if he is entitled to benefits under the Corporation's short and long term disability programs, his payments are reduced by the amounts he receives under those programs.

        On retirement, Mr. Carrigan is entitled to: (i) continuation of base salary for a three month period from notice of retirement; (ii) payment of annual bonus and LTIP entitlements based on the averages for the prior three years, pro rated to his date of retirement; (iii) immediate vesting of all outstanding LTIP entitlements; (iv) immediate vesting and continued right to exercise options for their original term; and (v) continued participation in the Corporation's benefits plans for one year.

        On termination for cause or resignation without good reason on written notice, Mr. Carrigan is entitled to payment of outstanding salary to his termination date.

        On termination by reason of death, Mr. Carrigan's estate is entitled to: (i) payment of annual bonus and LTIP entitlements based on the averages for the prior three years, pro rated to his date of death; (ii) continued vesting of and right to exercise options for the balance of the term of options; and (iii) immediate vesting of all outstanding LTIP entitlements.

        Mr. Carrigan has agreed not to compete with the BFI Canada Group for 24 months following termination of his employment and will not solicit customers or employees for 24 months.

Thomas J. Cowee, Chief Financial Officer

        On termination without cause, resignation for good reason or non-renewal of his employment agreement by the Corporation, Mr. Cowee is entitled to: (i) an amount equal to base salary for 24 months; (ii) an amount equal to two times annual bonus at target; (iii) an amount equal to two times the average annual LTIP entitlement based on the prior three years; (iv) continued participation in the Corporation's benefits plans for 24 months; (v) continuance of car allowance and health club benefits for 24 months; (vi) immediate vesting of all outstanding LTIP entitlements and Bonus Equity Awards; (vii) immediate vesting and continued right to exercise options for their original term; and (viii) an amount equal to pro rata annual bonus and LTIP entitlements (based on the prior three years) for the year of termination.

        On termination without cause or resignation for good reason, in either case, within 24 months following a change of control, Mr. Cowee is entitled to the payments and other benefits described above, paid as a lump sum, and all incentive and equity-based compensation vests immediately and is exercisable for 24 months.

        On termination by reason of disability, Mr. Cowee is entitled to the payments and other benefits described above, except that if he is entitled to benefits under the Corporation's short and long term disability programs, then he is not entitled to the two-year base salary and bonus and average annual LTIP amounts described in (i), (ii) and (iii) above.

        On termination for cause or resignation without good reason, or if he decides not to renew his employment contract, Mr. Cowee is entitled to payment of outstanding salary to his termination date.

        On termination by reason of death, Mr. Cowee's estate is entitled to: (i) payment of annual bonus and LTIP entitlements based on the averages for the prior three years, pro rated to his date of death; (ii) continued vesting of and right to exercise options for the balance of the term of options; and (iii) immediate vesting of all outstanding LTIP entitlements and Bonus Equity Awards.

        Mr. Cowee has agreed not to compete with the BFI Canada Group for 12 months following termination of his employment with cause or by resignation without good reason or for 24 months following termination of employment for any other reason, and will not solicit customers or employees for 24 months.

Charles F. Flood, President

        On termination without cause or resignation for good reason, Mr. Flood is entitled to: (i) an amount equal to base salary for 24 months; (ii) an amount equal to two times annual bonus at target; (iii) an amount equal to two times the average annual LTIP entitlement based on the prior three years; (iv) continued participation in the Corporation's benefits plans for 24 months; (v) continuance of car allowance and health club benefits for 24 months; (vi) immediate vesting of all outstanding LTIP entitlements and Bonus Equity Awards; (vii) immediate vesting and continued right to exercise options for their original term; and (viii) an amount equal to pro rata annual bonus and LTIP entitlements (based on the prior three years) for the year of termination.

        On termination without cause or resignation for good reason, in either case, within 24 months following a change of control, Mr. Flood is entitled to the payments and other benefits described above, paid as a lump sum, and all incentive and equity-based compensation vests immediately and is exercisable for 24 months.

        On termination by reason of disability, Mr. Flood is entitled to the payments and other benefits described above, except that if he is entitled to benefits under the Corporation's short and long term disability programs, then he is not entitled to the two-year base salary and bonus and average annual LTIP amounts described in (i), (ii) and (iii) above.

        On retirement or expiration of his employment agreement without renewal, Mr. Flood is entitled to: (i) continuation of base salary for a three month period from notice of retirement; (ii) payment of annual bonus and LTIP entitlements based on the averages for the prior three years, pro rated to his date of retirement; (iii) immediate vesting of all outstanding LTIP entitlements; (iv) immediate vesting and continued right to exercise options for their original term; and (v) continued participation in the Corporation's benefits plans for one year.

        On termination for cause or resignation without good reason on written notice, Mr. Flood is entitled to payment of outstanding salary to his termination date.

        On termination by reason of death, Mr. Flood's estate is entitled to: (i) payment of annual bonus and LTIP entitlements based on the averages for the prior three years, pro rated to his date of death; (ii) continued vesting of and right to exercise options for the balance of the term of options; and (iii) immediate vesting of all outstanding LTIP entitlements and Bonus Equity Awards.

        Mr. Flood has agreed not to compete with the BFI Canada Group for 12 months following termination of his employment with cause or by resignation without good reason or for 24 months following termination of employment for any other reason and will not solicit customers or employees for 24 months.

Joseph D. Quarin, Executive Vice President

        On termination without cause, resignation for good reason or non-renewal of his employment agreement by the Corporation, Mr. Quarin is entitled to: (i) an amount equal to base salary for 24 months; (ii) an amount equal to two times annual bonus at target; (iii) an amount equal to two times the average annual LTIP entitlement based on the prior three years; (iv) a payment equal to the cost of Mr. Quarin converting his group insurance policies to private coverage for 24 months; (v) continuance of car allowance and health club benefits for 24 months; (vi) immediate vesting of all outstanding LTIP entitlements and Bonus Equity Awards; (vii) immediate vesting and continued right to exercise options for their original term; and (viii) an amount equal to pro rata annual bonus and LTIP entitlements (based on the prior three years) for the year of termination.

        On termination without cause or resignation for good reason, in either case, within 24 months following a change of control, Mr. Quarin is entitled to the payments and other benefits described above, as paid as a lump sum, and all incentive and equity-based compensation vests immediately and is exercisable for 24 months.

        On termination by reason of disability, Mr. Quarin is entitled to the payments and other benefits described above, except that if he is entitled to benefits under the Corporation's short and long term disability programs, then he is not entitled to the two-year base salary and bonus and average annual LTIP amounts described in (i), (ii) and (iii) above.

        On termination for cause or resignation without good reason on written notice or if he decides not to renew his contract, Mr. Quarin is entitled to payment of outstanding salary to his termination date.

        On termination by reason of death, Mr. Quarin's estate is entitled to: (i) payment of annual bonus and LTIP entitlements based on the averages for the prior three years, pro rated to his date of death; (ii) continued vesting of and right to exercise options for the balance of the term of options; and (iii) immediate vesting of all outstanding LTIP entitlements and Bonus Equity Awards.

        Mr. Quarin has agreed not to compete with the BFI Canada Group for 12 months following termination of his employment with cause or by resignation without good reason or for 24 months following termination of employment for any other reason and will not solicit customers or employees for 24 months.

Thomas L. Brown, Senior Vice President & Chief Operating Officer, IESI

        On termination without cause, as defined in the employment agreement, Mr. Brown is entitled to: (i) an amount equal to his base salary; (ii) an amount in respect of bonus and the LTIP entitlement for the lesser of (x) 24 months following termination, and (y) the number of months to Mr. Brown's 65th birthday, to be paid in equal monthly installments.

        On termination without cause within six months preceding or 24 months following a change of control, as defined in the employment agreement, the payments described above will be paid as a lump sum, and all unvested incentive compensation and Share-based compensation shall vest immediately.

Estimated Payments to Named Executive Officers

        The following table presents, for each of the Named Executive Officers, incremental payments and other benefits to which they would be entitled under their respective employment agreements (where those amounts can be quantified), assuming that the termination circumstances described in those agreements occurred on December 31, 2008:

Name	Termination Without Cause or Resignation for Good Reason(1)(2)(3)	Disability(4)	Retirement(5)	Death

KEITH A. CARRIGAN(6) Vice Chairman & Chief Executive Officer	$4,405,671	$3,973,671	$487,313	$365,509

THOMAS J. COWEE Chief Financial Officer	$2,532,392	$179,305	$0	$179,305

CHARLES F. FLOOD(6) President	$3,647,805	$310,027	$420,043	$310,027

JOSEPH D. QUARIN Executive Vice President	$3,012,708	$234,833	$0	$234,833

THOMAS L. BROWN Senior Vice President, Chief Operating Officer, IESI	$1,131,145	$91,294	$0	$91,294

(1)
Includes, for Mr. Carrigan, Mr. Quarin and Mr. Cowee, the Corporation's election not to renew his employment agreement.

(2)
Includes payments on termination without cause or resignation for good reason within 24 months following a change of control.

(3)
Mr. Brown's employment agreement only provides for termination payments on a termination without cause.

(4)
If the Named Executive Officer is not entitled to benefits under the Corporation's short and long term disability programs, the maximum payment on termination for disability will be the amount set forth under "Termination Without Cause or Resignation for Good Reason". The amounts in this column represent the maximum entitlement on termination for disability for the Named Executive Officers (other than Mr. Carrigan) if he is entitled to benefits under the Corporation's short and long term disability programs, and is calculated based on immediate vesting of unvested LTIP awards as at December 31, 2008. For Mr. Carrigan, the amounts are reduced only by payments estimated at $432,000 under the Corporation's long term disability program.

(5)
Includes, for Mr. Flood, the Corporation's election not to renew his employment agreement.

(6)
Mr. Carrigan and Mr. Flood are also entitled to continuation of health care benefits for a period of 12 months following a termination without cause or resignation for good reason.

        The following table provides additional details regarding the components included in the foregoing presentation of the estimated incremental payments from the Corporation to each of the Named Executive Officers, assuming termination without cause or resignation for good reason on December 31, 2008:

Name	Base Salary(2)	Bonus(3)	LTIP(5)	Vesting of LTIP Entitlements	Total

Keith A. Carrigan Vice Chairman & Chief Executive Officer	$1,461,648	$1,461,648	$1,116,866	$365,509	$4,405,671

Thomas J. Cowee(1) Chief Financial Officer	$682,191	$1,313,626(4)	$357,270	$179,305	$2,532,392

Charles F. Flood(1) President	$880,134	$1,826,102(4)	$631,542	$310,027	$3,647,805

Joseph D. Quarin Executive Vice President	$834,750	$1,464,750(4)	$478,375	$234,833	$3,012,708

Thomas L. Brown(1) Senior Vice President, Chief Operating Officer, IESI	$639,600	$159,900	$240,351	$91,294	$1,131,145

(1)
Messrs. Cowee, Flood and Brown receive their compensation in U.S. funds. For purposes of this presentation, U.S. dollar amounts have been converted to Canadian dollars based on the Bank of Canada average rate of exchange for 2008 of US$1.00 = $1.0660.

(2)
Represents, for Mr. Carrigan, an amount equal to base salary for 36 months, and for Messrs. Cowee, Flood, Quarin and Brown, an amount equal to base salary for 24 months.

(3)
Represents, for Mr. Carrigan, an amount equal to three times annual bonus at target, and for Messrs. Cowee, Flood, Quarin and Brown, an amount equal to two times annual bonus at target.

(4)
Includes Bonus Equity Awards that vest on termination without cause. See "— Long-Term Incentive Programs" and "— Employment Agreements".

(5)
The LTIP component is calculated based on the Named Executive Officer's average annual entitlement from December 31, 2006 to December 31, 2008.

Long-Term Incentive Plan

        The LTIP is administered by the Compensation Committee, which has the power, among other things, to determine the Participants. The purpose of the LTIP is to establish a performance-based incentive plan for directors, officers and employees that will align the interests of senior management with the interests of the Shareholders. See "— Long-Term Incentive Programs".

        In accordance with the LTIP, Shares allocated to a Participant in respect of a calendar year vest as follows: one-third on the day such Shares are allocated to a Participant; one-third on December 31 of the year such Shares are allocated to a Participant; and the balance on December 31 of the following year. Upon the termination of employment of a Participant, without cause, or a Participant's death, disability or retirement, all unvested Shares automatically vest. Upon voluntary termination of employment (resignation) or termination with cause, any Shares which have not vested will be forfeited, subject to the discretion of the trustee of the Trust (the "LTIP Trustee"), with the approval of the Compensation Committee. Upon someone ceasing to be a Participant in the LTIP, the LTIP Trustee will at the request of a Participant, or within one year of that date, sell such number of vested Shares held on behalf of the Participant as may be necessary to fund the payment of any tax deduction or other charges the LTIP Trustee is required to deduct, withhold and remit under applicable law or for any other cost or charges incurred by the LTIP Trustee, and will distribute to the Participant either cash or the remaining vested Shares held on the Participant's behalf. In 2008, the amount allocated to each Participant for the purchase of Shares on the Participant's behalf was approved by the Compensation Committee. See "— Long-Term Incentive Programs".

        The LTIP was established in 2003 for Canadian-resident employees and in 2005 for U.S.-resident employees. The Corporation, or a subsidiary, contributes to the applicable Trust the respective amounts set out in the table for the benefit of the Named Executive Officers. LTIP award amounts reported above represent the full amount of the award for the financial year ended December 31, 2008 including the portion that has not yet vested.

Share Option Plan

        The Amended and Restated Unit Option Plan of the Fund, which increased the number of Units available for issuance under options granted from 1,750,000 to 4,000,000 Units, was adopted by the Board of Trustees and approved by its unitholders at the annual and special meeting held on May 13, 2008. Upon completion of the Conversion, the Board of Directors adopted the Share Option Plan on substantially the same terms as the Amended and Restated Unit Option Plan, so that outstanding and unexercised options remained outstanding, but would be exercised in respect of Shares of the Corporation rather than Units of the Fund (based on the one-for-one exchange ratio in the Conversion). The Share Option Plan is designed to reward certain eligible management employees with compensation opportunities that will encourage ownership of Shares, enhance the Corporation's ability to attract, retain and motivate senior employees, and reward them for significant performance. Options may be granted under the Share Option Plan to management employees of the Corporation and its subsidiaries as the Board of Directors may from time to time determine.

        There are currently 66,068,637 Shares outstanding, and 11,137,744 Shares are issuable upon the exchange of Participating Preferred Shares. The maximum number of Shares that may be issued upon the exercise of options granted under the Share Option Plan is 4,000,000, representing approximately 6% of the Corporation's outstanding capital (5% assuming the conversion of all outstanding Participating Preferred Shares) as at March 23, 2009. The following summary describes the principal terms of the Share Option Plan.

        The number of options that may be granted to any one participant or to insiders under the Share Option Plan is restricted as follows: the number of securities issuable to insiders, at any time, under all security based arrangements, including the Share Option Plan, cannot exceed 10% of the Corporation's issued and outstanding securities; and the number of securities issued to insiders, within any one-year period, under all of the Corporation's security based compensation arrangements, including the Share Option Plan, cannot exceed 10% of the Corporation's issued and outstanding securities. The Share Option Plan includes Share appreciation rights which the Compensation Committee may grant in connection with the grant of a Share option. Share appreciation rights entitle the participant to elect to receive a payment equal to the difference between the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the date of surrender of a Share option and the exercise price of the Share option in connection with which it was granted.

        Under the Share Option Plan, options granted have a term of 10 years and vest at the rate of 25% per year, commencing on the anniversary of the date of the grant, or as otherwise determined by the Compensation Committee. Prior to the expiry of an option, an optionholder generally may exercise an option at any time after the option vests. If the expiry date for an option occurs during a blackout period or other period during which an insider is prohibited from trading in securities of the Corporation pursuant to its insider trading policy, the expiry date will automatically be extended until ten business days after such period ends.

        The exercise price of an option under the Share Option Plan is fixed by the Board of Directors at the time of grant, but may not be lower than the volume weighted average trading price of the Shares on the TSX for the five trading days immediately preceding the date of grant (calculated by dividing the total value by the total volume of Shares traded for such period). The options are non-assignable.

        If a participant ceases to be eligible under the Share Option Plan due to resignation of employment, all options held by the participant cease to vest and those options which are then exercisable may be exercised for the following 30 days. If a participant ceases to be eligible under the Share Option Plan due to termination of employment or services without cause, all options held by the participant cease to vest and those options which are then exercisable may be exercised for the following 90 days. If a participant ceases to be eligible under the Share Option Plan due to termination of employment for cause, all options held by the participant cease to vest and all options which are then exercisable cease to be exercisable. If a participant's employment ceases by reason of disability or death, all options held by the participant cease to vest and those options which are then exercisable may be exercised for the following 12 months. The Compensation Committee may provide, at the time of the grant or at any time thereafter, that granted options remain exercisable following such resignation or termination, provided that no option may be exercised after its stated expiration (which in no case may be later than 10 years after the date of the grant).

        The Share Option Plan provides that Voting Shareholder approval is not required for any amendments to the Share Option Plan or an option granted under the Share Option Plan, except for any amendment or modification that:

  (a)
  increases the number of Shares issuable under the Share Option Plan, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage;

  (b)
  increases the length of the period after a blackout period during which options, awards, or any rights pursuant thereto may be exercised;

  (c)
  reduces the exercise price of an option or that would result in the exercise price for any option being lower than the fair market value of a Share at the time the option is granted, except a reduction in connection with any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution, or other change in the capital of the Corporation affecting the Shares;

  (d)
  expands the categories of eligible person which would have the potential of broadening or increasing insider participation;

  (e)
  results in an amendment to termination provisions providing an extension beyond the original expiry date, except a permitted automatic extension of an option expiring during a blackout period;

  (f)
  results in participants receiving Shares while no cash consideration is received by the Corporation;

  (g)
  requires securityholder approval under applicable law (including, without limitation, the rules, regulations and policies of the TSX);

  (h)
  grants additional powers to the Board of Directors to amend the Share Option Plan or entitlement;

  (i)
  extends the term of options held by insiders; or

  (j)
  changes the insider participation limits which result in securityholder approval being required on a disinterested basis.

        An aggregate of 1,245,500 options to acquire Shares were granted to the Named Executive Officers during the year ended December 31, 2008.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Plan Category
Equity compensation plans approved by securityholders	2,245,500		$24.08	1,754,500

Equity compensation plans not approved by securityholders	—		—	—

Total	2,245,500	(1)	$24.08	1,754,500	(2)

(1)
Represents approximately 3.4% of the Corporation's outstanding capital (2.9% assuming the conversion of all outstanding Participating Preferred Shares) as at March 23, 2009.

(2)
Represents approximately 2.7% of the Corporation's outstanding capital (2.3% assuming the conversion of all outstanding Participating Preferred Shares) as at March 23, 2009.

Composition of the Compensation Committee

        During the year ended December 31, 2008, the Compensation Committee assisted the Board of Directors (and, prior to the Conversion, the Board of Trustees) in determining and administering the compensation for the senior officers of the Corporation and its subsidiaries. The following individuals served as the members of the Compensation Committee during the fiscal year ended December 31, 2008: Mr. Daniel R. Milliard (Chair), Mr. Daniel Dickinson, Mr. Joseph H. Wright and Mr. Douglas Knight.

        None of the members of the Compensation Committee during 2008 was an officer, employee or former officer or employee of the Corporation, the Fund or IESI Holdings or any of their subsidiary entities or affiliates. The members of the Compensation Committee during 2008 were eligible to have their directors' fees invested under the terms of the LTIP. See "— Long-Term Incentive Programs".

COMPENSATION OF DIRECTORS OF THE CORPORATION

        During the year ended December 31, 2008, each non-management Director or Trustee (other than the Chairman) received an annual retainer of $40,000. The Chairman of the Board of Directors received an annual retainer of $90,000 for his duties as chair. The chair of each board committee received an additional annual retainer of $4,000 ($10,000 in the case of the Audit Committee chair) and other members of those committees received an additional annual retainer of $2,000. Board members received a fee of $1,250 for each board meeting attended, and committee members received a fee of $1,250 for each committee meeting attended. Directors were also reimbursed for out-of-pocket expenses for attending board and board committee meetings. During the year ended December 31, 2008, the non-management directors of the Corporation were entitled under the LTIP to elect to receive their compensation for 2008, in whole or in part, in Shares. See "— Long-Term Incentive Programs".

        During the year ended December 31, 2008, a total of $29,034 was paid in respect of reimbursement of expenses incurred by the Directors relating to travel and other expenses attributable to attending board and board committee meetings. Keith A. Carrigan, the Vice Chairman & Chief Executive Officer of the Corporation, and Charles F. Flood, the President of the Corporation, were not entitled to compensation for acting in the capacity of Director, Trustee of the Fund and director of IESI Holdings; however, all their expenses were paid by the Corporation or a subsidiary. The Chairman of the Board of Directors also received a fee of $1,250 per day on which he traveled on business for the Corporation.

	Director Compensation Paid in 2008
Name	Retainer ($)	Meeting Fees ($)	Total ($)

Daniel M. Dickinson	44,000	42,500	86,500

James J. Forese	50,000	21,250	71,250

Daniel R. Milliard	46,000	46,250	92,250

Douglas W. Knight	44,000	43,750	87,750

Joseph H. Wright	90,000	43,750	133,750

        On August 3, 2006, the Trustees of the Fund approved a Unit Ownership Program for Trustees. The program was adopted by the Corporation following the Conversion, and provides that within five years of May 11, 2006 (or upon becoming a Director), each Director will be required to own Shares in the Corporation having a purchase value equivalent to three times his or her annual retainer.

INDEBTEDNESS

        None of the Directors or executive officers of the Corporation or the directors, executive officers or senior officers of its subsidiary entities, or any associate of any of the foregoing, is, or has been at any time since January 1, 2008, indebted to the Corporation or any of its subsidiary entities. None of the indebtedness of any such person to another entity is, or has been at any time since January 1, 2008, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

 STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The following table describes the Corporation's governance practices. For convenience, these are organized by reference to the requirements set out in National Instrument 58-101 of the Canadian Securities Administrators ("NI 58-101"). Where applicable, the following information refers to the governance practices and structure of the board and committees of the Fund, for the period prior to the Conversion, and of the Corporation, after the Conversion.

NI 58-101 Required Disclosure	Status*	Comments regarding the Corporation's Corporate Governance Practices
1. Board of Directors	Yes	A majority of the members of the Board of Directors are independent. The independent Directors are as follows:
    • Joseph H. Wright
    • Daniel Milliard
    • James J. Forese
    • Daniel M. Dickinson
• Douglas Knight
The following directors are not independent: • Keith Carrigan • Charles F. Flood
The Directors have determined that Mr. Carrigan and Mr. Flood are considered to be non-independent as a result of their positions as executive officers of the Corporation.
The following directors are presently a director of another reporting issuer or public company in a foreign jurisdiction:

    • James J. Forese serves on the board of directors of Spherion Corporation;
    • Joseph H. Wright serves on the board of directors of ROC Pref Corp.; and
• Daniel M. Dickinson serves on the board of directors of Caterpillar Inc.

The attendance record of each Director for board meetings is as follows:
    • Joseph H. Wright: 13 of 13 meetings
    • Daniel Milliard: 13 of 13 meetings
    • James J. Forese: 13 of 13 meetings
    • Daniel M. Dickinson: 10 of 13 meetings
    • Keith Carrigan: 13 of 13 meetings
    • Charles F. Flood: 13 of 13 meetings
• Douglas Knight: 13 of 13 meetings
Following each meeting of the Board of Directors, the independent Directors hold a separate meeting at which non-independent Directors and members of management do not attend.
The Chairman's role is to facilitate open and candid discussion among the independent Directors. The Corporation's non-executive Chairman, Joseph H. Wright, is an independent Director.

NI 58-101 Required Disclosure	Status*	Comments regarding the Corporation's Corporate Governance Practices
The attendance record for members of the Audit Committee is as follows:
    • James J. Forese: 4 of 4 meetings
    • Joseph H. Wright: 4 of 4 meetings
    • Daniel Milliard: 4 of 4 meetings
• Douglas Knight: 4 of 4 meetings

The attendance record for members of the Governance and Nominating Committee as well as the Compensation Committee is as follows:
    • Daniel Milliard: 18 of 18 meetings
    • Joseph H. Wright: 16 of 18 meetings
    • Daniel M. Dickinson: 18 of 18 meetings
• Douglas Knight: 16 of 18 meetings
2. Board Mandate	Yes	The Board of Directors has a written mandate, which is attached hereto as Schedule "A".
3. Position Descriptions	Yes
In 2006, the Board of Trustees of the Fund finalized written position descriptions for the chair of the Board and the chair of each committee and for each of the President and Chief Executive Officer positions. These have been adopted by the Corporation following the Conversion.
4. Orientation and Continuing Education	Yes
Orientation materials relating to the Corporation's business and affairs are provided to new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the business carried on by the Corporation and its subsidiaries. A general orientation package including materials with respect to the Board of Director's mandate and the mandate of each committee of the Corporation's Board of Directors, the Corporation's disclosure policy, the Corporation's code of conduct, an overview of the Corporation's approvals policy and an overview on landfills and landfill development is provided to Directors.
5. Ethical Business Conduct	Yes
A Code of Conduct applicable to all employees, officers and Directors was implemented by the Trustees of the Fund in 2005, and amended in 2007. A Code of Ethics for Senior Executives was implemented by the Trustees of the Fund in 2005 (together with the Code of Conduct, the "Code"). The Code has been adopted by the Corporation followed the Conversion. A copy of the Code of Conduct is available at www.SEDAR.com and a copy of the Code of Ethics is available from the Director, Investor and Employee Relations via phone or email: Phone: (416) 401-7729, Email: investorrelations@bficanada.com. To facilitate compliance with the Code, the Code of Conduct includes mandatory procedures with respect to the reporting of conflicts of interest.
No reports have been filed pertaining to any conduct of a Director, trustee or executive officer that constitutes a departure from the Code.

NI 58-101 Required Disclosure	Status*	Comments regarding the Corporation's Corporate Governance Practices
The Code includes requirements with respect to the avoidance of self-dealing conflicts of interests. The Code provides for a complaint procedure which allows employees to report (anonymously, if they wish) any conduct that does not comply with the Code.
Through the Code, the Board encourages and promotes a culture of ethical business conduct.
6. Nomination of Directors	Yes	The Governance and Nominating Committee is composed of four members and all of them are independent.

The Governance and Nominating Committee is responsible for the nomination of Directors, and examines the size, composition and structure of the Board and makes recommendations with respect to individuals qualified for appointment. The Governance and Nominating Committee is also responsible for, among other things, the following:

    • establishing and implementing procedures to review the contributions of individual Directors;
    • evaluating the effectiveness of the Board and committees;
    • assessing that adequate structures and procedures are in place to permit the Board to effectively discharge its duties and responsibilities; and
• evaluating organizational structures and plans for the succession of senior executives.
7. Compensation	Yes
The process by which the board determines the compensation of directors and officers involves a determination on an annual basis by the Compensation Committee, composed entirely of independent Directors, which reviews and recommends to the Directors, for approval, the remuneration of directors and senior management.

In 2007, a formal evaluation of performance and executive compensation packages, with reference to packages for executives of the Fund's peers in the waste management industry in the United States, was completed.
8. Other Board Committees	Yes
The Corporation also has an Environmental Health & Safety Committee. This Committee's purpose is to review and monitor safety, health and environmental policies and practices, monitor compliance with standards for environmental, health and safety practices and matters and advise the Board of Directors on the adequacy thereof and receive updates from management with respect to health, safety and environmental performance.
9. Director/Board Assessments	Yes
The Board of Directors with the assistance of Mercer Delta conducted an evaluation of its effectiveness and contributions in 2006. Mercer Delta coordinated the preparation, completion and analysis of a Board self-assessment evaluation.

*
"Yes" indicates that the corporate governance practices of the Corporation and its subsidiaries, as applicable, generally comply with the NI 58-101 requirement.

(1)
Messrs. Milliard, Wright, Dickinson and Knight are each members of the Governance and Nominating Committee and the Compensation Committee.

 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation has policies of insurance for the Directors of the Corporation and the directors and officers of its subsidiary entities.

        The aggregate limit of liability applicable to those insured directors and officers under the policies is $25 million, inclusive of costs to defend claims. Under the policies, the Corporation will have a $20 million limit of liability in reimbursement coverage to the extent that it has indemnified the directors and officers in excess of the deductible of $150,000 for each loss. The insured directors and officers also have a $5 million limit of liability designated to claims in which no indemnification is provided by the Corporation. The policies include coverage for claims under securities laws and insurance against any legal obligations to pay on account of any such claims.

        For the period from January 1, 2008 to December 31, 2008, the total premium paid on the policies was $151,600. Because the policies are subject to aggregate limits of liability, the amount of coverage may be diminished or exhausted by any claims made thereon. Also, continuity of coverage is contingent upon the availability of renewal insurance, or of replacement insurance without a retroactive date so as not to limit coverage for prior wrongful acts.

NORMAL COURSE ISSUER BID

        The Corporation has a Normal Course Issuer Bid (the "Issuer Bid") on the TSX which allows for the purchase and cancellation of up to 10% of its public float of securities. The Issuer Bid expires on August 20, 2009. A copy of the notice of the Issuer Bid may be obtained free of charge by contacting the Corporation at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

ADDITIONAL INFORMATION

        Financial information for the financial year ended December 31, 2008 is provided in the Corporation's annual financial statements and management's discussion and analysis ("MD&A") which are included in the Annual Report. Voting Shareholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should contact the Corporation at 135 Queens Plate Drive, Suite 300, Toronto, Ontario, M9W 6V1.

        The Annual Report, the AIF and other information relating to the Corporation are available on SEDAR at www.sedar.com.

OTHER MATTERS

        The Directors know of no other amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

APPROVAL OF DIRECTORS

        The contents of this Circular and its sending to Voting Shareholders have been approved by the Directors of the Corporation.

BY ORDER OF THE BOARD OF DIRECTORS
"William Chyfetz"
WILLIAM CHYFETZ
Vice President, General Counsel and Secretary

Toronto, Ontario
March 23, 2009

 SCHEDULE A
MANDATE OF THE DIRECTORS OF BFI CANADA LTD.

        The purpose of this document is to summarize the governance and management roles and responsibilities of the Directors of BFI Canada Ltd. (the "Corporation").

1.     Accountability

        The Directors are responsible to Shareholders of the Corporation.

2.     Role

        The role of the Directors is to focus on governance and stewardship. Their role is to review corporate direction (strategy), assign responsibility to management for achievement of that direction, establish executive limitations, and monitor performance against those objectives. In fulfilling this role, the Directors will regularly review management's strategic plans so that they continue to be responsive to the changing business environment in which the Corporation operates.

3.     Responsibilities

  To fulfill their role, the Directors will:

  (a)
  Define Shareholder Expectations for Corporate Performance Through Effective Communication with Shareholders

  •
  Satisfy itself that there is effective communication between the Directors and the Corporation's shareholders, other stakeholders, and the public.

  •
  Determine, from time to time, the appropriate criteria against which to evaluate performance, and set strategic goals and objectives within this context.

  (b)
  Establish Strategic Goals, Performance Objectives and Operational Policies

    The Directors will review and approve broad strategic objectives for the Corporation and establish values against which the Corporation's performance will be measured. In this regard, the Directors will:

    •
    Approve long-term strategies.

    •
    Review and approve management's strategic and operational plans so that they are consistent with long-term goals.

    •
    Approve strategic and operational policies within which management will operate.

    •
    Set targets against which to measure executive performance.

    •
    Satisfy themselves that a portion of executive compensation is linked appropriately to the Corporation's performance.

    •
    Satisfy themselves that a process is in place with respect to the appointment, development, evaluation and succession of senior management.

  (c)
  Monitor the Corporation's Performance

  •
  Understand, assess and monitor the principal risks of all aspects of the business in which the Corporation is engaged.

  •
  Monitor performance against both short-term and long-term strategic plans and annual performance targets, and monitor compliance with Director's policies and the effectiveness of risk management practices.

  (d)
  Develop Director Processes

    The Directors will develop procedures relating to the conduct of the Directors and the fulfillment of the Director's responsibilities. In this regard the Directors will:

    •
    Ensure the Audit Committee of the Corporation puts in place procedures to receive and handle complaints or concerns received by the Corporation about accounting or audit matters including those submitted anonymously by an employee of the Corporation.

    •
    To the extent feasible, satisfy itself as to the integrity of the Chief Executive Officer (CEO) and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the organization.

    •
    Establish expectations and responsibilities of Directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials.

QuickLinks

  Exhibit 4.2
BFI CANADA LTD. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS APRIL 30, 2009
MANAGEMENT INFORMATION CIRCULAR DATED MARCH 23, 2009
THE CORPORATION
PROXY SOLICITATION AND VOTING AT THE MEETING
VOTING SHARES AND THE RETAINED INTEREST
PRINCIPAL SHAREHOLDERS
MATTERS TO BE CONSIDERED AT THE MEETING
EXECUTIVE COMPENSATION
Total Return from December 31, 2003 to December 31, 2008
Equity Compensation Plan Information
COMPENSATION OF DIRECTORS OF THE CORPORATION
INDEBTEDNESS
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE
NORMAL COURSE ISSUER BID
ADDITIONAL INFORMATION
OTHER MATTERS
APPROVAL OF DIRECTORS
SCHEDULE A MANDATE OF THE DIRECTORS OF BFI CANADA LTD.